May 9, 2002                                    For Immediate Release


      JOHN McCARTHY PROMOTED TO PRESIDENT OF CENTRAL COAST BANCORP


Salinas, CA - - Central Coast Bancorp, the holding company for
Community Bank of Central California, is pleased to announce the promotion of John McCarthy as its new President, following his recent advancement as President of Community Bank.

McCarthy spent the first 24 years of his career working his way up from consumer lending to Central Coast Regional Manager of both Crocker and Hibernia Banks. He joined Community Bank (known then as Bank of Salinas) in 1988 as Executive Vice President, Chief Operating Officer. Altogether, McCarthy has been providing banking services to businesses on the Central Coast for the past 28 years.

"Today is a extraordinary day for me," said the 59-year old McCarthy. "Becoming President of Central Coast Bancorp is an honor because the Company CEO and Board Chair Nick Ventimiglia, as well as the Board of Directors, have shown their confidence in me."

Common shares of Central Coast Bancorp are traded on Nasdaq under the symbol CCBN. Community Bank of Central California features eleven full-service banking offices in a four-county area and has assets totaling $836 million. The Bank has an Internet website at www.community-bnk.com.






For additional information, contact:
      Jaimie D. Roedel, AVP/Marketing Officer
      Central Coast Bancorp
      301 Main Street
      Salinas CA  93901
      (831) 757-2274, ext. 432
      jroedel@community-bnk.com








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